THIS NOTE AND THE CONVERSION SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE CONVERSION SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE AND THE CONVERSION SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY HOLDER), IN A GENERALLY ACCEPTABLE FORM THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Issue Date: April 15, 2017 $15,000

Global Boatworks Holdings Inc

CONVERTIBLE NOTE
DUE October 15, 2017

FOR VALUE RECEIVED, Global Boat-works Holdings Inc a Florida corporation (the "Borrower" or the "Company"), promises to pay to WT CONSULTING GROUP LLC (the "Holder") or its registered assigns or successors in interest, the sum of Fifteen Thousand Dollars ($15,000), together with all accrued interest and other amounts due thereon, on October 15, 2017 (the "Maturity Date"), if not sooner paid.

The following terms and conditions shall apply to this 10% Convertible Note due October 15, 2017 (the "Note"):

ARTICLE 1
INTEREST & AMORTIZATION

1.1 Contract Rate. Subject to Section 5.7 hereof, interest payable on this Note shall accrue at a rate per annum equal to ten percent (10%) and shall be computed on the basis of a 365 day year.

1.2 Payments. Payment of the aggregate principal amount outstanding under this Note (the "Principal Amount"), together with all accrued interest thereon shall be made on the Maturity Date.

1.3 Non-Subordination Provision. In the event of any liquidation, reorganization, winding up or dissolution of the Company, repayment of this Note shall not be subordinate in any respect to the repayment of any other indebtedness of the Company outstanding as of the date hereof or hereafter incurred by the Company. Such non-subordination shall extend, without limiting the generality of the foregoing, to all indebtedness of the Company to banks, financial institutions, other secured lenders, equipment finance companies, and trade debts.

ARTICLE 11
CONVERSION REPAYMENT

2.1 Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default, to convert all or any portion of the outstanding Principal Amount, accrued interest and fees due and payable thereon into fully paid and nonassessable shares of Common Stock of the Borrower (the "Common Stock") at the Conversion Price (as defined below). The shares of Common Stock to be issued upon such conversion are herein referred to as the "Conversion Shares."

2.2 Calculation of Conversion Price. The conversion price (the "Conversion Price") shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower's securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events. The Conversion Price shall mean the 60% (representing a discount rate of 40%) multiplied by the Market Price (as defined herein). "Market Price" means the lowest Closing Bid (as defined below) for the Common Stock during the fifteen (15) Trading Day period preceding the Conversion Date inclusive of the day of the Conversion Date. "Trading Price" means, for any security as of any date, the lowest closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the "OTCBB") as reported by a reliable reporting service ("Reporting Service") designated by the Holder (i.e., Bloomberg) or, if the OTCBB is not the principal trading market for such security, the lowest sale price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the "pink sheets" by the OTC Markets Group, Inc. In the event the Conversion Shares are not delivered on the same date as the Conversion Notice, the Pricing Period will be extended to the date the Conversion Shares are "Delivered". "Delivered" shall mean the date the shares clear deposit into Holder's brokerage account, which shall be the date Holder is able to trade the shares free from restrictions of any kind including by the Holder's Brokerage firm, DTC, Issuer or Issuer's Transfer Agent (the "Extended Pricing Period"). Extending the pricing period will not adjust the number of shares delivered but will adjust the, market price, conversion price and the amount the note is reduced as a result of the conversion, and will be memorialized by and Amended Conversion Notice, which will be submitted to the Issuer by the Holder, if applicable.

2.3 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder and 4.99% of the outstanding shares of Common Stock of Borrower. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial

ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this section applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder) and of which a portion of this Note is convertible shall be in the sole discretion of such Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Company, and the provisions of this Section shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

2.4 Mechanics of Holder's Conversion. Subject to Section 2.2, this Note may be converted by the Holder in part from time to time after the Issue Date, by submitting to the Borrower a Notice of Conversion (whether by facsimile, as a Portable Document (PDF) file sent by electronic mail or other reasonable means of communication dispatched on the Conversion Date prior to 8:00 p.m., New York, New York time). On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower on the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, Borrower will issue instructions to the transfer agent within two (2) business days of the Conversion Date accompanied by an opinion of counsel to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within five (5) business days after receipt by Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised, and the Conversion Shares issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides Borrower written instructions to the contrary.

2.5 Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees

to an additional discount of 25% (for a total discount of 65%) will be applied to all future conversions.

2.6 Late Notices. The Borrower understands that a delay in the delivery of the instructions to the transfer agent during the timeframe required pursuant to this Article that results in a delay of the Conversion Shares beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late fees to the Holder for the late issuance of such transfer agent instructions an additional amount equal to $ 1 ,OOO per day commencing on the third day of the Conversion Date. The Borrower shall pay any fees incurred under this Section, in addition to any amounts due hereunder, in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in this Article II.

2.7 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

2.8 Authorized and Reserved Shares. The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note. At all times during which this Note is outstanding, the Borrower shall reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Conversion Shares. Initially the Borrower shall reserve 500,000 Shares for conversion of this Note. In the event that the price per share of the Common Stock falls below 50% of the closing price on the date of this letter, the Investor may from time to time provide you with written notice to increase the number of shares of Common Stock so reserved, without any further action or confirmation of the Company, to such number of shares as equals five times the outstanding Note balance at the time of the notice divided by the lowest price traded of the Common Stock for the ten trading days prior to the date of the notice.

2.9 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article Ill, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

2.10 Fractional Shares. No fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, the Borrower shall round up to the next whole share.

2.11 Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time during the period beginning on the Issue Date and ending on the Maturity Date, the Borrower shall have the right, exercisable on not less than twenty (20) days prior written notice to the Holder of the Note to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 2.11. Any notice of prepayment hereunder (an "Optional Prepayment Notice") shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be

not more than three (3) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the "Optional Prepayment Date"), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least on the Optional Prepayment Date. If the Borrower exercises its right to prepay the Note, the Borrower shall make payment to the Holder of an amount in cash (the "Optional Prepayment Amount") equal to 150%, multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the Optional Prepayment Date plus (y) Default Interest, if any owed to the Holder. If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Note pursuant to this Section 2.11. Notwithstanding any delivery of an Optional Prepayment Notice, the Holder shall have the right to convert any portion of the Note.

2.12 Mandatory Repayment. If the Company (i) engages in a Qualified Equity Offering, (ii) shall be a party to any Change of Control Transaction or Fundamental Transaction or (iii) shall agree to sell or dispose any of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), the Company will be required to offer to repay, in cash, the aggregate principal amount of the Notes not converted to Common Stock at 150% of the principal amount thereof plus accrued interest to such date of repayment. The Company shall give the Holder at least twenty (20) day's prior written notice of its intention to repay the Note, during which time the Holder shall have the right to convert any portion of the Note into Common Stock.

For purposes of this Section 2.12, "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, or (ii) a replacement at one time or within a three year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the current Chief Executive Officer of the Company or the current Chief Financial Officer of the Company shall no longer be employed by the Company as Chief Executive Officer or Chief Financial Officer ,respectively, on a full time basis, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

For purposes of this Section 2.12, "Qualified Equity Offering's means an equity financing for the account of the Company in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Company of at least $2 million.

For purposes of this Section 2.12, "Fundamental Transaction" means (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for

other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property .

ARTICLE 111
EVENTS OF DEFAULT

The occurrence of any of the following events set forth in Sections 3.1 through 3.12, inclusive, shall be an "Event of Default".

3.1 Failure to Pay Principal, Interest or Other Fees. Borrower fails to pay principal, interest or other fees hereon and such failure shall continue for a period of five (5) days following the date upon which any such payment was due.

3.2 Breach of Covenant. Borrower breaches any covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) days after the occurrence thereof.

3.3 Breach of Representations and Warranties. Any representation or warranty of Borrower made herein shall be false or misleading in any material respect.

3.4 SEC Filings. Borrower fails to timely file, when due, a post-effective amendment to a Form S-1 Registration Statement or SEC report (e.g., Forms 8-K, 10-Q or 10-K, or Schedules 14A, 14C or 14(0).

3.5 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of 10 consecutive days, provided that Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The "Principal Market" for the Common Stock shall include the OTC Bulletin Board, NASDAQ Capital Market, NASDAQ Global Market, NYSE Amex, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

3.6 Receiver or Trustee. Each of the Borrower or its subsidiaries, if any, ("Subsidiaries") shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any

3.7 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets

for more than $100,000 in the aggregate for Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.8 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries (Federal law or applicable state law).

3.9 Default Under Other Agreements. The occurrence of an Event of Default under and as defined herein or any event of default (or similar term) under any other agreement evidencing indebtedness of at least $100,000.

3.10 Failure to Deliver Common Stock or Replacement Note. Except in the event Borrower does not have a sufficient number of shares of Common Stock authorized but unissued upon a conversion hereunder, Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, if such failure to timely deliver Common Stock shall not be cured within five (5) days. If Borrower is required to issue a replacement Note to Holder and Borrower shall fail to deliver such replacement Note within seven (7) Business Days.

3.11 DTC The Borrower shall lose its status as "DTC Eligible" or the Borrower's shareholders ____________ shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System.

3.12 Reservation of Shares. The Borrower shall not fulfill its obligations under this Note or the transaction documents entered into in connection herewith in regard to the reserving of shares.

3.13 Transfer Agent Fees. Failure of the Borrower to pay any of its Transfer Agent fees in excess of $ 1,000 or to maintain a Transfer Agent of record.

ARTICLE IV
DEFAULT RELATED PROVISIONS AND OTHER PRIVILEGES

4.1 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically be reinstated at a rate of 18% per annum, effective as of the date of Issuance of this Note, which interest shall be payable in cash or Common Stock, at the option of the Borrower.

4.2 Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

4.3 Cumulative Remedies. The remedies under this Note shall be cumulative.

4.4 Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder to require the Borrower to make a Default Payment ("Default Payment"). The Default Payment shall be 125% of the outstanding principal amount of the Note, plus accrued but unpaid interest, at the default interest rate above, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

4.5 Default Payment Date. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to Section 4.1 hereof.

4.6 Default Conversion Price. If an Event of Default occurs, an additional discount of 25% (for a total discount of 65%) will be applied to all future conversions.

4.7 Most Favored Nations Status. So long as this Note is outstanding, upon any issuance by the Borrower or any of its Subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder's option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion look-back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

ARTICLE V
NEGATIVE COVENANTS

5.1 Negative Covenants. So long as any portion of this Note is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

a) enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, subordinated to or pari passu with, in any respect, the Company's obligations under the Notes;

b) amend its certificate of incorporation, bylaws or to her charter documents so as to adversely affect any rights of the Holder;

c) repay, repurchase or offer to repay, repurchase, make any payment in respect of or otherwise acquire any of its common stock, preferred stock, or other equity securities other than as to the conversion shares to the extent permitted or required under the transaction documents or as otherwise permitted by the transaction documents;

d) engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company. Notwithstanding the foregoing, so long as any portion of the Notes is outstanding, no cash payments shall be made to affiliates of or related parties to the Company on account of accrued amounts owing to such parties; or

e) create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company and (ii) such guarantees the obligations under the Notes pursuant to an agreement satisfactory in all respects to the Holder, to the extent required by the Holder, satisfied each condition of the Note and the transaction documents as if such Subsidiary were a Subsidiary on the Issuance Date;

f) enter into any agreement with any holder of the Company's securities without the prior written consent of the Holder;

g) authorize or approve any reverse stock split of the Common Stock; or

h) enter into any agreement with respect to any of the foregoing.

ARTICLE VI
MSCELLANEOUS

6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by FedEx or other reputable express courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, emails or facsimile, addressed as set forth below. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the next business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Global Boatworks Hldgs Inc
2637 Atlantic Blvd #134
Pompano Beach, FL 33062 If

to the Holder:

WT CONSULTING GROUP LLC

5100 SW 103rd St Rd Ocala, FL 34476
Email: bill@thewallstbulls.com

No change in any of such addresses shall be effective insofar as notices under this Section 5.2 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 5.2.

6.3 Amendment Provision. Any term of this Note may be amended only with the written consent of the Holder and the Borrower. . The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

6.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Borrower without the prior written consent of the Holder, which consent may not be unreasonably withheld.

6.5 Prevailing Party and Costs. In the event any attorney is employed by any party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

6.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each patty agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the transaction documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Ocala, county of Marion . Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party

in such action or proceeding shall be reimbursed by the other party for its attorney fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to the Holder and thus refunded to the Borrower.

6.8 Construction. Borrower acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

IN WITNESS WHEREOF, Borrower has caused this Convertible Note to be signed in its name effective as of the 15th day of April, 2017

Borrower:	Holder:
Global Boatworks Holdings Inc.	WT CONSULTING GROUP LLC
By:	By:
Name: Robert Rowe	Name: William Hirschy
Title: CEO/PRES.	Title: Managing Director